Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

NewGenIvf Group Limited

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee(4)
Fees To Be Paid		Class A Ordinary Shares, no par value		22,027,500	(2)	$3.215	(3)	US$	70,818,412.5	0.00015310	US$	10,842.30
Fees Previously Paid	Equity		Rule 457(c)	12,327,500				US$	39,324,725	0.00015310	US$	6,020.62
		Net Fee Due									US$	4,821.68

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents up to an aggregate of 22,027,500 Class A ordinary shares, no par value of NewGenIvf Group Limited., a British Virgin Islands holding company (the “Company”) consisting of (i) 12,500 Ordinary Shares issued to Genetics & IVF Institute, Inc. (“GIVF”) in connection with the Purchase Agreement dated as of January 21, 2025, by and between the Company and GIVF (“MicroSort Purchase Agreement”); and (ii) 15,000 Ordinary Shares issued to A SPAC Holdings Group Corp. (“ASPAC”) in connection with a consulting services agreement dated as of February 24, 2025, by and between the Company and ASPAC (“ASPAC Agreement”); (iii) an additional 12,000,000 Ordinary Shares issuable to JAK Opportunities VI LLC upon the conversion of (a) the Remaining Additional Notes (as defined below), (b) the senior convertible notes exchanged on August 8, 2024 (“Exchange Notes”), (c) the exercise of Series A warrants to purchase Ordinary Shares (the “Series A Warrants”), (d) the exercise of Series B warrants to purchase Ordinary Shares (the “Series B Warrants”), (e) the exercise of Series C warrants to purchase Ordinary Shares (the “Exchange Warrants” and together with the Series A Warrants and the Series B Warrants, the “Warrants”), and (f) the senior convertible notes to be sold by the Company to JAK Opportunities VI LLC in the as agreed in the Securities Purchase Agreement dated April 1, 2025; and (iv) 10,000,000 Ordinary Shares issuable by the Company to White Lion Capital, LLC (“White Lion”) in connection with the Common Stock Purchase Agreement dated as of November 21, 2024, by and between the Company and White Lion (the “White Lion Purchase Agreement”).

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on the Nasdaq Capital Market on May 19, 2025, in accordance with Rule 457(c) of the Securities Act.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.